Exhibit 19
Revised May 2024

PULTEGROUP, INC.
DIRECTORS, OFFICERS AND COVERED EMPLOYEES
INSIDER TRADING AND CONFIDENTIALITY POLICY

This Policy sets forth the procedures that directors, officers and certain other employees of PulteGroup, Inc. (“PulteGroup” or the “Company”) must follow in connection with any trading of PulteGroup equity or debt securities and stock options and any other types of securities the Company may issue, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to securities of the Company (collectively, “PulteGroup Securities”) in both the open market and in the 401(k) Plan. The Company will not trade in Company Securities in violation of applicable securities laws or stock exchange listing standards.

1.    Persons Covered By This Policy

This Policy applies to all members of the Board of Directors of PulteGroup (“Directors”). This Policy also applies to (i) the Company’s Section 16 Officers (as hereinafter defined), and (ii) those direct reports to a Section 16 Officer designated by the General Counsel (collectively, “Covered Parties”).

2.    Prohibition Against Trading on Material Nonpublic Information

    During the course of your service at PulteGroup, you will undoubtedly become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “Material Information,” but you should assume that any information, positive or negative, that might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell, or hold PulteGroup Securities would be material. Examples of Material Information include:

•Significant internal financial information that departs in any way from what the market would expect
•Significant changes in sales, earnings, or dividends
•Significant non-ordinary course financing transactions
•Stock splits or other transactions relating to PulteGroup shares
•Significant mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
•Significant changes in management
•Significant sales or purchases by PulteGroup of its own securities
•Significant litigation
•Significant transactions with other companies, such as joint ventures or licensing agreements
•Significant cybersecurity incidents

Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information that has not yet been disclosed generally to and absorbed by the marketplace. Please see Section 5 below for further discussion regarding “Nonpublic” information. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available, such as issuance of a press release by PulteGroup or the announcement of the information in a national news publication such as the Wall Street Journal.

    If you are aware of material nonpublic information regarding PulteGroup (including following your service as a Director or as a Covered Party with PulteGroup), you are prohibited from trading in PulteGroup Securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 6 and Exhibit A of this Policy. You also are prohibited from giving “tips” on material nonpublic information - that is, directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in PulteGroup Securities. Furthermore, if you learn of material nonpublic information about another company, such as a competitor, supplier or joint venture partner, or you learn that PulteGroup is planning a major transaction with another company, you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

The insider trading policy contained in the “Our Securities” section of the Company’s Code of Ethical Business Conduct applies to all Directors and employees of PulteGroup as well as to family members who share their households. In addition, you and your family members who share your household should not, under any circumstances, trade options for or sell “short” PulteGroup shares, or engage in other speculative investments regarding PulteGroup Securities, such as sales “against the box” (a sale of securities which are owned at the time of sale but are not delivered promptly) and buying or selling puts and calls or other derivative instruments based on PulteGroup Securities. It is potentially a criminal offense for any director, officer or 10% shareholder to engage in short sales or sales against the box.

3.    Consequences of Violating the Insider Trading Laws

    The penalties for insider trading law violations are significant. Individuals who trade on inside information (or “tip” information to others who then trade) can be subject to:

•Civil liability to certain contemporaneous traders
•A civil penalty of up to three times the profit gained or loss avoided
•A criminal fine (no matter how small the profit) of up to $5 million (or $25 million for a company)
•A jail term of up to 20 years

    In addition, persons who violate this Insider Trading and Confidentiality Policy will be subject to appropriate disciplinary action up to and including termination. This discipline may be imposed for breaches of this Policy even if such conduct has not been determined to be unlawful. The Company may also refer violations of law to appropriate authorities.

4.    Permitted Trading Periods

After PulteGroup has released information to the press or the information has been reported, you must wait at least one full Trading Day before you trade in PulteGroup Securities or adjust your 401(k) elections with respect to the PulteGroup Stock Fund. A “Trading Day” means any day on which the New York Stock Exchange (NYSE) is open for trading. For example, if PulteGroup issues a press release containing Material Information at any time on a Thursday, and the NYSE is open for trading on Friday, you will not be permitted to trade in PulteGroup Securities until the market opens the following Monday. Our trading window will close at the end of the last Trading Day before the second Monday of the month that our fiscal quarter ends (i.e. March, June, September and December). For example, if the second Monday in June is June 12th, then the trading window will close at the end of the day on Friday, June 9th.

5.    Reporting and Pre-Approval of Trades

In order to minimize the risk of an inadvertent violation of this Policy, it is the Company’s Policy that before buying, gifting or selling any PulteGroup Securities or changing an investment election in the 401(k) Plan regarding the PulteGroup Stock Fund, even if it is within the active trading period, Covered Parties and Directors must clear the transaction with the General Counsel and the Chief Financial Officer, pursuant to the process set forth in this Policy. If the party proposing to trade is a Section 16 Officer other than the Chief Executive Officer, then the Chief Executive Officer shall be notified prior to requesting clearance to trade. If the Chief Executive Officer is proposing a trade, then the Chairman of the Board shall be notified prior to requesting clearance to trade. No trades may be made unless and until the requisite approvals have been obtained pursuant to this Policy. The principal basis on which any trade would not be cleared pursuant to this Policy is if the applicable approver is aware of Material Nonpublic Information not available to the party making the request for clearance. Therefore, if clearance of the transaction is denied, you must keep the fact of such denial confidential.
In order to request clearance, each Covered Party and Director shall complete and submit an Insider Trade Form to the General Counsel. On such form, the party shall indicate the nature of the proposed trade, the method of the proposed trade, the number of shares to be traded and the anticipated date of such trade within the applicable active trading period. Each form shall also include confirmation from the party requesting the trade that: (i) after completion of the trade such party will remain in compliance with any holding requirements, and (ii) the requesting party is not in possession of any Material Nonpublic Information.
The General Counsel will manage the process of obtaining the requisite approvals as set forth in this Policy and will consult with the Chief Financial Officer and the Controller as necessary to determine whether approval is appropriate. The Controller will communicate clearance back to the requesting party and maintain a record of such approvals. Clearance of a transaction by a Covered Party or Director is valid only for a period of five (5) business days. If the transaction order is not placed within that five (5) business day period, clearance for the transaction must be re-requested. The Covered Party or Director must report the completion of any approved trade promptly to the General Counsel and/or the Law Department. The General Counsel will also report any trades by Section 16 Officers and Directors to the Board on a quarterly basis. If the person becomes aware of material nonpublic information before the trade is executed, the clearance is void and the trade must not be completed.
6.    Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 establishes a safe harbor for liability under Rule 10b-5 for trades including gifts, by parties that are made pursuant to a written plan that was adopted in good faith at a time when the party was not aware of material nonpublic information. Covered Parties and Directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, as summarized in Exhibit A, (ii) such plan was adopted at a time when the Covered Party or Director would otherwise have been able to trade under this Policy and (iii) adoption of the plan was expressly authorized pursuant to Section 5 of this Policy. Note that if you are currently a Director or an executive officer of PulteGroup as listed in our most recent Form 10-K or as would be required to be listed in our upcoming Form 10-K (a “Section 16 Officer”), trades made pursuant to Rule 10b5-1 plans must still be reported to the General Counsel and/or the Law Department so that all necessary SEC filings may be made. Additionally, Directors and Covered Parties must report any modification or termination of a Rule 10b5-1 plan to the General Counsel and/or the Law Department on the date of such modification or termination. Once a Rule 10b5-1 plan is adopted, Directors and Covered Parties must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

7.    “Blind” Trusts and Mutual Funds
The trading procedures set forth in this Policy do not apply to the purchase or sale of securities in a “blind” trust, mutual fund or similar arrangement, provided that you do not discuss investments with the trustee, money manager or other investment advisor who has discretion over the funds. If you invest through a “blind” trust, you may wish to consider asking such advisors to refrain from trading for your account in PulteGroup Securities. Taking this additional step may prevent misunderstanding and embarrassment in the future.

8.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Therefore, Directors and Section 16 Officers are prohibited from engaging in any such transactions.
9.    Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Directors and Section 16 Officers are prohibited from holding PulteGroup Securities in a margin account or pledging PulteGroup Securities as collateral for a loan.
10.    Safeguarding Confidential Information
            You should treat all sensitive, non-public information about PulteGroup (or any other company) as confidential and proprietary. You should not disclose such information to others (including family members, relatives, business associates or social acquaintances) who do not have a legitimate need for such information in connection with PulteGroup’s business. You must treat all such information carefully and avoid inadvertent or indirect disclosure of it. Even within the Company, confidential information should be distributed to, or discussed with, others only on a need-to-know basis, and those people should be told that the information is confidential. Be careful that your conversations are not overheard on elevators or airplanes or in other public places. Do not leave confidential documents on conference tables, desks, or otherwise unguarded, and take whatever steps are reasonably necessary to keep confidential information from being disclosed. Avoid (or exercise great caution when) discarding documents containing confidential information outside of the office.

            Only the Chief Executive Officer, Chief Financial Officer, the Vice President of Investor Relations and Corporate Communications, and the Treasurer and Assistant Treasurer (in the case of fixed income securities) are authorized to communicate with the financial press, investment analysts or others in the financial community regarding the Company. Any inquiries made by the financial press, investment analysts or others in the financial community regarding the Company should be immediately referred to the Chief Executive Officer, the Chief Financial Officer, or the Vice President of Investor Relations and Corporate Communications. These restrictions apply to all contacts/communications with the media, investment community or other such organizations, whether "on" or "off" the record, for "deep" background purposes, a "no comment" reply or a "disclaimer" of information. Consistent with the Company’s Disclosure Policy, only the Chief Executive Officer, the Chief Financial Officer or the Vice President of Investor Relations and Corporate Communications (or the Chairman of the Board with respect to Board members) may approve exceptions to the restrictions against contacts/communications with the media and investment community and any such exception applies only to the specific contact for which approval was sought.

            Any communications with investment analysts or others in the financial community must be in accordance with this Policy and the SEC's Regulation FD, which generally prohibits selective disclosure by certain specified senior officials of PulteGroup of material, non-public information to market professionals, and to other investors under circumstances in which it is "reasonably foreseeable" that the person to whom the information is disclosed will trade the issuer's securities on the basis of the information.

The following outlines restrictions imposed on (1) "statutory insiders" by Section 16 of the Securities Exchange Act of 1934 (Exchange Act”), Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated by the Securities and Exchange Commission (the "SEC") and (2) "affiliates" by Rule 144 under the Securities Act of 1933 (“Securities Act”).

If you are not a Director or Section 16 Officer of PulteGroup (as listed in our Form 10-K), a beneficial owner of 10% or more of PulteGroup shares, or otherwise an “affiliate” for Rule 144 purposes, you do not need to comply with these requirements. Note, however, that certain requirements in this section continue to apply following the termination of your status as a Director or Section 16 Officer.

11.    Statutory Trading Restrictions

Section 16 Short-Swing Profit Rules Reporting Obligations And "Short" Sale Prohibitions
a.    Persons Covered

    This Section 11 applies to Section 16 Officers and Directors of PulteGroup and beneficial owners of 10% or more of PulteGroup’s shares ("Statutory Insiders").

b.    Restrictions

            Section 16(b) provides that PulteGroup may recover any profit realized by any Statutory Insider from any non-exempt purchase and sale, or sale and purchase, of any PulteGroup shares or other equity security within any six-month period.

            Any pair of non-exempt purchase and sale transactions occurring within six months will be matched (whether the purchase comes before or after the sale). In the calculation of the short-swing profits involved in such transactions, PulteGroup (or the court in the case of a shareholder action) will successively match the lowest purchase price with the highest sales price in order to recover the highest amount for the Company, rather than track specific stock certificates or proceeds. Losses on one transaction will not be permitted to offset profits on another. Matched transactions can include transactions in derivative securities, hedging transactions and transactions of other family members or of certain trusts or other entities in which you have an interest.
•If an option or other derivative security is granted pursuant to a plan or transaction that qualifies under SEC Rule 16b-3, the grant is not considered a purchase for purposes of Section 16(b). Similarly, an exercise of an option or other derivative security will generally be exempt from Section 16(b). Statutory Insiders can therefore exercise such securities and sell the shares acquired on the same day without concern that the sale will be matched to the grant or exercise. Please note, however, that the sale could be matched against any non-exempt purchase during the six-month period preceding or following the sale.
•For Section 16(b) purposes it is irrelevant whether a Statutory Insider possessed or relied on "inside" information in deciding to buy or sell. Section 16(b) imposes strict liability in an automatic, mechanical way, and no proof of intent or actual misuse of inside information is required.
•Section 16(b) will continue to apply for six months from the date of the last non-exempt transaction while serving as a Statutory Insider.
•Sales or purchases by a member of a Statutory Insider's immediate family living in the same household (or by certain trusts or other entities in which the Statutory Insider has an interest) may be matched against purchases or sales by the Statutory Insider. The term "immediate family" means child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.
•Section 16(b) does not prohibit a purchase and sale, or sale and purchase, within a six-month period, but it does allow PulteGroup to recover any profit made from such transactions. Thus you could buy shares for $90 per share and sell them a week later for $80 per share without any liability under Section 16 provided you have not bought shares for under $80 per share within 6 months before or after the sale.
•If PulteGroup does not bring an action to recover unlawful profits under Section 16(b), any shareholder can bring the action on behalf of PulteGroup at any time within two years after the profit was realized and receive attorney's fees out of any recovery. There are plaintiffs' attorneys who routinely bring lawsuits for such shareholders.

c.    Reporting Beneficial Ownership

            Filings with SEC. Section 16(a) of the Exchange Act requires Statutory Insiders to report their beneficial ownership of PulteGroup Securities to the SEC and to the person designated by PulteGroup to receive such statements.
•Form 3 is used to report the initial ownership at the time a person becomes a Statutory Insider. It must be filed within ten (10) days after election or appointment even if no securities are owned.
•Generally, Form 4 is used to report subsequent changes in beneficial ownership, including gifts. A Form 4 report must be filed within two business days of any change in beneficial ownership. A Form 4 must also report whether a transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).
•Form 5, which must be filed within 45 days after the end of PulteGroup’s fiscal year, is used to report transactions not reported on Form 4 because the rules allow deferred reporting.
            Stock Options, Performance Units, Etc. The initial Form 3 must include derivative securities such as stock options and performance units, as well as shares, including restricted shares (whether or not vested), actually owned and/or held by the reporting person. Subsequent Forms 4 and 5 must report changes in those derivative securities.
            Timely Filing. As part of PulteGroup’s compliance program, Forms 4 and 5 for executive officers and directors are prepared and filed by the Law Department. The Law Department will prepare appropriate Forms for any reportable transaction, and, time permitting, forward them to the Statutory Insider for review (for accuracy), signature and return for filing. The accuracy and filing of these reports are the individual responsibility of each Statutory Insider. The Law Department will handle appropriate filings and send copies of the Form as filed, and filing data, to the Statutory Insider. The Law Department will also prepare and arrange for signature and filing for all Forms 3 for new Statutory Insiders.
            Signatures. Statutory Insiders are encouraged to sign a Power of Attorney authorizing specified Law Department personnel to execute Forms 3, 4 and 5 on their behalf so that delays in obtaining signatures will not delay any required filings.
            Fines for Non-Compliance. The SEC has statutory authority to levy fines for failure to comply with the filing requirements of Section 16(a), and in some circumstances criminal penalties can apply.
            Proxy Statement Disclosure. As further enforcement and incentive, SEC rules require PulteGroup to disclose in its annual proxy statements and annual reports on Form 10-K the names of Statutory Insiders who were late in reporting transactions or who failed to file required reports.

d.    Prohibition Against "Short" Sales And Sales "Against The Box"

            With limited exceptions, Section 16(c) of the Exchange Act makes it a criminal offense for any Statutory Insider to sell any equity security of PulteGroup, directly or indirectly, if the seller (or his or her principal) does not own the security ("short sales") or, although owning the security, does not deliver it against the sale within 20 days, or does not deposit it in the mail or other usual channels of transportation for delivery against the sale within five days (sales "against the box").
Rule 144
a.    Persons Covered
            SEC Rule 144 applies to Section 16 Officers and Directors of PulteGroup, as well as other "affiliates" of PulteGroup.
b.    Restrictions
            Sales of an issuer's securities by "affiliates" will generally be exempt from the registration requirements of the Securities Act only if made pursuant to the requirements of Rule 144. An "affiliate" of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with, the issuer. For these purposes, you should assume that directors and executive officers of PulteGroup are affiliates of PulteGroup.
        In order for an affiliate to sell PulteGroup Securities publicly without complying with the registration requirements of the Securities Act, he or she must meet the requirements of Rule 144. Rule 144 has five basic requirements.
•PulteGroup must be current in its SEC reporting obligations (i.e., Forms 10-K and 10-Q) at the time of sale.
•The amount of the securities that an affiliate can sell (together with sales by a spouse and relatives who live with such affiliate and also trusts and other entities in which such executive officer or director has an interest) in a three-month period is limited to the greater of (1) one percent of the outstanding shares of PulteGroup, and (2) the average weekly trading volume of PulteGroup Securities in the four calendar weeks preceding the receipt of the order to execute the transaction .
•An affiliate must file a Form 144 with the SEC at the time the order is placed with the broker unless the amount of securities to be sold during the three months does not exceed 5,000 shares or other units and the aggregate sales price does not exceed $50,000.
•An affiliate must sell the securities in unsolicited "brokers transactions" or directly to a "market maker" without making any special payments of any kind other than ordinary brokers’ fees. An affiliate should be sure to advise his or her broker that the sale will be a Rule 144 sale before the order is placed.
•A six-month holding period is required before "restricted securities" can be sold. Restricted securities are securities that have been acquired directly or indirectly from the issuer or an affiliate of the issuer in a private transaction. Securities obtained under PulteGroup benefit plans or purchased in the open market will not be restricted and therefore need not meet the holding period requirement (but must meet the other requirements).
c.    Responsibility

            Compliance with these requirements is the individual's obligation, but affiliates are encouraged to discuss any questions with the General Counsel who can assist you with preparing and filing these forms.
Pension Fund Blackout Period Trading Prohibitions
a.    Persons Covered

            These restrictions apply to Section 16 Officers and Directors of PulteGroup ("BTR Statutory Insiders").
b.    Prohibitions
            It is unlawful for a BTR Statutory Insider to directly or indirectly purchase, sell or otherwise acquire or transfer any interest in PulteGroup common shares, or any other PulteGroup equity security, during a “blackout period” with respect to that security if the security was acquired by the BTR Statutory Insider in connection with his or her service or employment as an executive officer or director of PulteGroup.
            A "blackout period" is generally a period of more than three consecutive business days during which the ability to purchase, sell or otherwise acquire or transfer an interest in PulteGroup common shares, or any other equity security of PulteGroup, held in the 401(k) Plan is suspended with respect to 50% or more of the participants or beneficiaries.
            Any sale or other transfer of PulteGroup equity securities during a blackout period is presumed to involve PulteGroup equity securities acquired in connection with service or employment as a director or executive officer, unless the BTR Statutory Insider establishes by specific identification of securities (e.g., source and consistent identification for tax reporting purposes) that the transaction did not involve an equity security acquired in connection with service or employment as a director or executive officer (e.g., the PulteGroup equity securities were purchased in the open market for full fair market value and not pursuant to any employee or director plan).
            The prohibition covers both

•an acquisition of PulteGroup equity securities by a BTR Statutory Insider during a blackout period if the acquisition is in connection with the BTR Statutory Insider's service or employment as an executive officer or director, and
•a disposition by a BTR Statutory Insider during a blackout period of PulteGroup equity securities acquired in connection with the BTR Statutory Insider's service or employment as an executive officer or director.
            Securities acquired by a BTR Statutory Insider "in connection with service or employment" as an executive officer or director include those acquired directly or indirectly
•at a time when he or she was a BTR Statutory Insider
•under a compensatory plan, contract, authorization or arrangement, such as an option, warrants, rights, pension, retirement, deferred compensation, bonus, incentive or profit-sharing plan (whether or not set forth in any formal plan document),
•as a result of any transaction or business relationship to which PulteGroup or any of its subsidiaries was a party and in which the BTR Statutory Insider or his or her immediate family member had a direct or indirect material interest (including, potentially, through ownership of an equity interest in another entity), to the extent that he or she has a pecuniary interest in the equity securities, or
•as "director's qualifying shares" or other securities that he or she must hold to satisfy minimum ownership requirements or guidelines for directors or executive officers,
•or prior to becoming, or while, a BTR Statutory Insider where the equity security was
•acquired as a direct or indirect inducement to service or employment as a director or executive officer, or
•received as a result of a business combination in exchange for an equity security of an entity involved in the business combination that he or she had acquired in connection with service or employment as a director or executive officer of such entity.
c.    Remedies

            The remedy for trading in violation of the prohibition is similar to the remedy provided by Section 16(b) of the Exchange Act. Specifically, either PulteGroup, or under certain circumstances a security holder acting on its behalf, may institute an action to recover any profit realized by the BTR Statutory Insider as a result of trading in violation of the prohibition. Such trading is treated as a violation of the Exchange Act, which subjects the offending party to civil and criminal penalties.
d.    Notice

            PulteGroup is generally required to give written notice of an impending blackout period, including its start and end dates (by specific dates or weeks), to BTR Statutory Insiders no later than five business days after it receives notice of the blackout period from the plan administrator (which PulteGroup is to receive at least thirty (30) days prior to the start of the blackout period).
            The requirement to give advance notice will not, however, apply in any case in which the inability to provide advance notice of the blackout period is due to events that were unforeseeable or circumstances that were beyond the reasonable control of PulteGroup and PulteGroup reasonably so determines in writing. If there is a subsequent change in the beginning or ending dates of the blackout period, PulteGroup is required to provide directors and executive officers with an updated notice explaining the reasons for the change and identifying all material changes in the information contained in the prior notice. The updated notice must be provided as soon as reasonably practicable, unless advance notice of the termination of a blackout period is impracticable.
e.    Pre-Clearance

            BTR Statutory Insiders must contact the General Counsel at least one (1) day prior to engaging in any transaction involving PulteGroup equity securities during a blackout period. The Law Department will review the proposed transaction to determine whether it is subject to the pension fund blackout period trading prohibitions. BTR Statutory Insiders must not engage in the transaction without clearance from the Law Department. Any such clearance will relate solely to the restraints imposed by this Policy and will not constitute advice regarding the investment aspects of any transaction.

*****

All questions relating to this Policy should be directed to the General Counsel.

THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR GENERAL COUNSEL. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGEMENT

    The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

Signature

Print Name

Date

Exhibit A
Guidelines for Rule 10b5-1 Trading Plans
Capitalized terms not defined herein have the meanings
ascribed to them in the Company’s Insider Trading Policy

To be effective, a Rule 10b5-1 trading plan must:

1.Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;1
2.Specify the beginning and end dates for the Rule 10b5-1 trading plan;
3.Specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales;
4.Be established only during an open Trading Window and when you are not otherwise subject to a blackout period;
5.Be put in place only at a broker acceptable to the Company’s General Counsel;
6.Be reviewed by the Company’s General Counsel before the Rule 10b5-1 trading plan is put in place;
7.Be subsequently modified only during an open Trading Window and with approval from the Company’s General Counsel;
8.If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
9.If terminated before the end of its term and a new plan is put into place, be implemented only during a Trading Window unless an exception is otherwise approved in advance by the Company’s General Counsel;
10.Comply with the following “cooling-off” periods:
a.For the Company’s directors and Section 16 officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or
b.For other insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;
11.Be the sole outstanding Rule 10b5-1 trading plan for such insider, unless an exception is approved in advance by the Company’s General Counsel, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and

12.Be, if such Rule 10b5-1 trading plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.
Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.